Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:            William Restrepo

                        713-881-8900

SEITEL FILES FORM 10-K FOR YEAR ENDED DECEMBER 31, 2007

HOUSTON, March 31, 2008 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, filed its Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission today.  The Form 10-K is available at the Investor Relations section of the company's Website at http://www.seitel-inc.com or on the Securities and Exchange Commission's website at http://www.sec.gov.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 40,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

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